Exhibit 99.2

19 April 2010

Mr. John Woodard

33 Holmes St
Turramurra, NSW 2074
Australia

Dear John,

On behalf of World Heart Corporation (the “Company”), I am very pleased to offer you the position of Senior Vice President of Scientific Affairs.  I was very impressed with you and the experience you will bring to the Company.  We believe that with your background, you will make significant contributions to the success of the Company.

The terms of your new position with the Company are as set forth below:

1.              Duties and Scope of Employment

a.               Position:  As of the Start Date (as defined below), you will serve as Senior Vice President of Scientific Affairs of the Company.  In such capacity you will initially report to Jal Jassawalla.  You will render such business and professional services in the performance of your duties, consistent with your position within the Company, as shall be assigned to you and perform your services on a full-time basis at the Company’s offices in Salt Lake City, UT, United States.  You will comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during the Employment Term (as defined below).

b.              Start Date:  Subject to fulfillment of any conditions imposed by this Letter Agreement, you will commence full-time employment with the Company on May 17, 2010 (the “Start Date”).  The period of your employment under this Letter Agreement is referred to herein as the “Employment Term”.

2.              Compensation

a.               Base Salary:  You will receive an annual base salary of $215,000 USD for all hours worked to be paid in accordance with the Company’s customary payroll procedures, less payroll deductions and withholdings (the “Base Salary”).

b.              Bonus:  You will be eligible for a target annual bonus of up to 20% of your annual Base Salary (the “Bonus”) based on achievement of fiscal year objectives mutually agreed upon by you and Jal Jassawalla, payable on or before March 15 of the year following the year in which the Bonus is earned, and conditioned upon your employment as of the date of the Board’s determination of the Bonus payment, if any, payable to you for a particular year.  Any bonus earned under this paragraph will be paid to you net of payroll deductions and withholdings.

3.              Stock Options

a.               Initial Grant:  In connection with the commencement of your employment, the Company will recommend that you be granted a stock option (the “Initial Option”) to purchase 150,000 common shares of the Company.  The Initial Option will vest and become exercisable, contingent on your continued employment with the Company, on each respective vesting date, at the rate of 25% of the shares, or 37,500 common shares, on the twelve (12) month anniversary of your Start Date, and the remaining shares will vest monthly thereafter at the rate of 1/48 of the total number of shares underlying the Initial Option, or approximately 3,125 common shares.

b.              Other Option Terms:  The Initial Option shall also be subject to the terms and conditions specified in this Section 3(a).  The Option shall be granted with an exercise price equal to the closing sales price of a common share of the Company as reported by NASDAQ Stock Market on the trading day prior to the applicable date of grant.  The options shall have ten (10) year terms unless they expire earlier in connection with a change of control of the Company or your termination of service to the Company.  The Option shall be granted under the Company’s 2006 Equity Incentive Plan, as may be amended from time to time (the “Stock Plan”), and shall be subject to the further terms and conditions of the Stock Plan and the stock option agreements to be entered into between you and the Company.  The Option will be intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent possible within the limitations of the Code.

4.              Relocation Benefits

a.               Housing Allowance:  The Company will also provide you with a temporary housing allowance for up to twelve (12) months following your Start Date, up to a maximum of $1,500.00 per month.

b.              Travel Allowance:  The Company will also provide four (4) airline tickets during the first year of your employment to and from Australia, with a maximum of $2,500.00 per ticket.

c.               Other Reimbursement Terms:  In all cases, the relocation related reimbursements are payable only while you remain employed by the Company, any such reimbursements shall be paid no later than December 31st of the year following the year in which the expense was incurred, and the right to reimbursement will not be subject to liquidation or exchange for another benefit.  Subject to your right to receive the Gross-Up Payments, you will be responsible for all applicable income and employment taxes on these relocation related reimbursements.  Any Gross-Up Payments shall be paid no later than December 31st following the year in which you remit the related taxes to the relevant taxing authority.

d.              Vacation:  You will be entitled to four (4) weeks of vacation per year, pro-rated for the remainder of 2010, and 11 paid holidays.

5.               Benefits:  During your employment by the Company, you will be eligible to participate in any medical insurance plans, 401(k) plans, deferred compensation plans, life insurance plans, vacation or other benefit plans which are generally available to its senior executives, pursuant to the terms and conditions of such plans.  The Company will be under no obligation to institute or continue the existence of any such benefit plan.  You will be eligible to receive termination related and other benefits under our change of control agreement to the same extent as the Company’s other senior executives.

6.               Business Expenses:  You shall be entitled to timely reimbursement for all ordinary and reasonable out-of-pocket business expenses which are incurred by you in furtherance of the Company’s business and in accordance with the Company’s standard policies.

7.               At-Will-Employment:  Your employment with the Company will at all times be “at will”, which means that either you or the Company may terminate your employment at any time, for any reason, with or without cause, subject only to the specific provisions of this Letter Agreement.  This Letter Agreement shall constitute the full and complete agreement between you and the Company on the “at will” nature of your employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

8.              Pre-employment Conditions

a.               Proprietary Rights Agreement; Code of Conduct; Insider Trading Policy:  Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and delivery of the Proprietary Rights Agreement in the form attached hereto as Exhibit A (the “Proprietary Rights Agreement”), the Amended and Restated Code of Conduct in the form attached hereto as Exhibit B (the “Code of Conduct”), and a counterpart signature to the Company’s Insider Trading Policy attached hereto as Exhibit C (the “Insider Trading Policy”).  You hereby agree to abide by the terms of the Proprietary Rights Agreement and further agree to the provisions of Proprietary Rights Agreement shall survive any termination of the Letter Agreement or of your employment relationship with the Company.

b.              Right to Work:  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us on your Start Date, or our employment relationship with you may be terminated.  The Company will work with you to obtain the necessary immigration employment documentation and use its “best efforts” to secure a work visa as quickly as possible.  If there is some reason why a work visa cannot be obtained for reasons other than administrative delay, then the offer of employment will terminate automatically.

9.               Conflicting Obligations:  You represent that your performance of all of the terms of this Letter Agreement will not breach any other agreement to which you are a party.  You have not, and will not during the term of this Letter Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Letter Agreement.

10.         Indemnification:  The Company agrees to indemnify you and hold you harmless to the fullest extent permitted by applicable law and under the bylaws of the company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses and damages resulting from your good-faith performance of your duties and obligations to the Company.  The Company shall cover you under directors and officers liability insurance both during and, while potential liability exists (but in a any case not for more than six years), after the term of this Letter Agreement in the same amount and on the same terms as the Company covers its other active officers and directors, if such coverage is obtainable, but in all events such coverage shall be at least in substantially the same amount and on substantially the same terms as the Company covers its other active officers and directors.

11.         Tax Matters:  Except as otherwise provided in this Letter Agreement, you agree that you are responsible for any applicable taxes of any nature (including penalties or interest that may apply to such taxes) that the company reasonably determines apply to any payment or equity award made to you hereunder (or any arrangement contemplated hereunder), that your receipt of any benefit hereunder is conditioned on your satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed to you hereunder will be reduced to satisfy any such withholding or similar obligations that may apply thereto.

12.       Miscellaneous Provisions:

a.               Severability:  If one or more provisions of this Letter Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Letter Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Letter Agreement shall be enforceable in accordance with its terms.

b.              Counterparts:  The Letter Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

c.               Advice of Counsel:  Each party to this Letter Agreement acknowledges that, in executing this Letter Agreement, each party has had the opportunity to seek the advise of independent legal counsel, and has read and understood all of the terms and provisions of this Letter Agreement.  This Letter Agreement shall not be construed against any party by reason of the drafting of preparation hereof.

d.              Dispute Resolution:  To ensure the rapid and economical resolution of any and all disputes that arise in connection with this Letter Agreement or your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from relating to the enforcement or interpretation of this Agreement, your employment of the termination of your employment (collectively, “Claims”), shall be resolved to the fullest extent permitted by law exclusively by final, binding, and confidential arbitration in Salt Lake City, UT, United States, conducted by the American Arbitration Association (“AAA”) or its successors, under the then applicable AAA rules by a single arbitrator.  Claims subject to this arbitration provision shall (a) include, but not limited to, Claims pursuant to any federal, state or local law statute, including (without Limitation) the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the American With Disabilities Act of 1990; the federal Fair Labor Standards Act; an state antidiscrimination statutes; and Claims pursuant to any common law, tort law or contract law, including (without limitation) breach of contract or other promise, discrimination, harassment, retaliation, wrongful discharge, fraud, misrepresentation, defamation and emotional distress; and (b) exclude Claims that by law are not subject to arbitration.  The arbitrator shall: (1) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (2) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  The Company shall pay all of the arbitrator’s fees.  You and the Company acknowledge that, by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any Claims through a trial by jury or judge or by administrative proceedings.  Nothing in this Agreement is intended to prevent you or the Company from obtaining injunctive relief in court if the award to such party might obtain in arbitration maybe rendered ineffectual without provisional relief.  As provided in the AAA rules, any arbitration award may be enforced by any court of competent jurisdiction.

We are delighted to be able to extend this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, and also sign and date the enclosed Proprietary Rights Agreement, and return both to me.  This Letter Agreement, together with the Proprietary Rights Agreement and the agreements expressly referenced herein, set forth the term of your employment with the Company and supersede any prior representations or agreements, whether written or oral.  This Letter Agreement will be governed by the laws of Utah, without regard to its conflict of law provisions.  In the event of any conflict in terms between this Letter Agreement and any other agreement between you and the Company (including without limitation the two exhibits and the other agreements referenced herein), the terms of this Letter Agreement shall prevail.  This Letter Agreement may not be modified or amended except by a written agreement, signed by the CEO and yourself.

This offer, if not accepted, will expire at close of business on April 30, 2010 Mountain Daylight Time.

Sincerely,

/s/ J. Alex Martin

J. Alex Martin

President and CEO

World Heart Corporation

ACCEPTED AND AGREED:

John Woodard

/s/ John Woodard

Signature

April 20, 2010

Date

Exihibit A:              Proprietary Rights Agreement

Exihibit B:              Code of Conduct

Exihibit C:              Insider Trading Policy